Exhibit 99.1

DAVID L. SHEDLARZ ELECTED TO THE HERSHEY COMPANY’S
BOARD OF DIRECTORS

HERSHEY, Pa., Sept. 2, 2008 — The Hershey Company (NYSE: HSY) today announced the election to its Board of Directors of David L. Shedlarz, former Vice Chairman of Pfizer Inc., effective August 29, 2008.

“We are pleased to have a leader of David’s caliber join the Board,” said Kenneth L. Wolfe, Chairman of the Board of Directors, The Hershey Company. “His experience in strategic planning, innovation, manufacturing and global growth will be of immense value to The Hershey Company as we continue to build on our momentum in the marketplace.”

Shedlarz retired in 2007 as Vice Chairman of Pfizer Inc., the world’s largest research-based biomedical and pharmaceutical company. He served as a member of the Pfizer Executive Leadership Team and was focused on helping set the strategic course of the company and investing in new medical therapies and approaches to health care. Shedlarz had responsibility for Pfizer’s business development and licensing, strategic planning, procurement, information technology, business innovation, facilities, Pfizer Global Manufacturing and Pfizer Animal Health.

Shedlarz joined Pfizer in 1976 as a senior financial analyst in the Pharmaceutical Division. He served as a financial manager and controller of Marketing, Sales and Production in the Diagnostics Division and was promoted to Vice President of Finance for the U.S. Pharmaceuticals Group. Shedlarz was elected Pfizer Inc. Vice President of Finance in 1992, Chief Financial Officer in 1995, and Executive Vice President in 1999. He was named Vice Chairman in 2005.

Shedlarz is a member of the TIAA Board of Trustees, and the board of directors of Pitney Bowes, Inc. He also is a Trustee of the International Accounting Standards Committee Foundation.

Shedlarz earned his M.B.A. in finance/accounting from Stern School of Business, New York University, in 1975, and a bachelor’s degree in economics/mathematics from Oakland/Michigan State University in 1970.

About The Hershey Company

The Hershey Company (NYSE: HSY) is the largest North American manufacturer of quality chocolate and sugar confectionery products. With revenues of nearly $5 billion and almost 13,000 employees worldwide, The Hershey Company markets such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Twizzlers and Ice Breakers. Hershey is the leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Bliss, Hershey’s Special Dark, Hershey’s Extra Dark and Cacao Reserve by Hershey’s. Hershey’s Ice Breakers franchise delivers refreshment across a variety of mint and gum flavors and formats. Hershey’s partnership with Starbucks offers a premium chocolate experience that combines the highest-quality chocolate with Starbucks coffee-house flavors, for a range of delicious and distinct chocolate products. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger, known for its high-cacao dark chocolate products, Joseph Schmidt, recognized for its fine, handcrafted chocolate gifts, and Dagoba, known for its high-quality natural and organic chocolate bars. Visit us at www.hersheynewsroom.com.

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Media Contact:	Kirk Saville	717-534-7641
Financial Contact:	Mark Pogharian	717-534-7556